Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Reports Results for the Fourth Quarter and Fiscal Year 2006

Dunkirk, NY – January 30, 2007 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $377,000 for the quarter ended December 31, 2006 compared to net income of $479,000 for the quarter ended December 31, 2005. Earnings per share for the quarter ended December 31, 2006 were $0.06.

Net interest income was $2.3 million for the quarter ended December 31, 2006 and December 31, 2005. Net interest spread and the net interest margin were 2.41% and 2.88%, respectively, for the quarter ended December 31, 2006 compared to 2.84% and 3.02%, respectively, for the quarter ended December 31, 2005. Total interest income increased by $341,000, or 8.3%, to $4.5 million for the quarter ended December 31, 2006 in comparison to the same period in the prior year. Total interest expense increased by $376,000, or 21.2%, from $1.8 million for the quarter ended December 31, 2005 to $2.2 million for the quarter ended December 31, 2006. The increase in total interest expense can be attributed to higher interest expense being paid on our deposit accounts, as a result of the flat yield curve and increased competition for deposit accounts. The increase in interest expense was partially offset by increased earnings on interest bearing assets. Interest bearing assets increased as a result of the completion of the Company’s stock offering on April 3, 2006, which increased our cash and cash equivalents, as well as available for sale investment securities.

Non-interest income was $488,000 for the quarter ended December 31, 2006 compared to $446,000 for the same period in 2005. During the quarter, an additional $3.8 million of bank owned life insurance was purchased, which resulted in an increase to income of approximately $30,000.

Non-interest expense decreased $109,000 to $2.1 million for the quarter ended December 31, 2006 compared to $2.2 million for the quarter ended December 31, 2005. Other non-interest expenses decreased $294,000, or 66.5%, from $442,000 for the quarter ended December 31, 2005 to $148,000 for the quarter ended December 31, 2006. The majority of this decrease can be attributed to a one time loss expense that was recorded in 2005 as a result of a check kiting matter. The total loss recorded was $188,000. This situation was an isolated incident. Approximately $27,000 of the remaining decrease is due to lower costs in the area of communication and training expenses, due to cost cutting measures taken by management to improve efficiency. Furthermore, approximately $42,000 was due to a decrease in expenses for owned real estate property and foreclosure expenses, in comparison to the same quarter in the prior year. Salaries and employee benefits increased by $25,000, or 2.3%, to $1.1 million principally due to compensation expense that was recorded for the employee stock option plan, and the stock options and restricted stock awards granted to directors and officers on November 15, 2006.

Occupancy expenses increased by $16,000 due to the receipt of a one-time refund, during the quarter ended December 31, 2005, from a vendor for equipment that we no longer leased. Data processing expense increased by $6,000 to $107,000 due to an increase in ATM processing costs, as more customers use debit cards, instead of cash or check to pay for transactions. Professional service expenditures increased by $127,000, or 96.2%, to $259,000. Included in these additional expenditures are increased expenses for auditing, legal and other services related to being a public company. Advertising expense increased by $9,000 in comparison to the same quarter last year. The increase is attributed to a promotional event for our Hamburg office which occurred during December 2006.

Net income for the year ended December 31, 2006 was $1.8 million compared to $2.1 million for the year ended December 31, 2005. The decrease was due to an increase in non-interest expenses during 2006, partially offset by an increase in net interest income due to the completion of the Company’s stock offering on April 3, 2006, which increased our cash and cash equivalents, as well as available for sale investment securities.

Net interest income increased by $199,000, or 2.1%, to $9.7 million for the year ended December 31, 2006 from $9.5 million for the same period last year. Net interest spread and the net interest margin were 2.60% and 3.00%, respectively, for the year ended December 31, 2006 compared to 2.93% and 3.09% for the year ended December 31, 2005.

Non-interest income was $1.8 million for both the years ended December 31, 2006 and 2005.

Non-interest expense was $8.6 million for the year ended December 31, 2006 compared to $8.3 million for the same period in 2005. Salaries and employee benefits increased by $210,000, or 4.8% due to annual increases in salary and benefit costs. Professional service expenditures increased by $447,000, or 88.5%, to $952,000 mainly due to the outsourcing of our back-office check processing operations and additional expenses associated with being a public company. These expenses were offset by a decrease in other non-interest expense of $402,000. The decrease in other non-interest expenses was primarily due to a one time loss expense recorded in 2005 as a result of a check kiting matter and due to a decrease in expenses for chargeoff’s on deposit accounts, and lower expenses on foreclosed and owned real estate properties during 2006. It is also a result of cost cutting measures taken by management to improve efficiency, including a decrease in advertising and training expense in 2006 of approximately $72,000 as a result of management’s decision to reduce costs.

Total assets were $354.2 million at December 31, 2006 compared to $333.7 million at December 31, 2005. Total equity was $53.7 million at December 31, 2006 compared to $28.0 million at December 31, 2005. On April 3, 2006, the Company raised net proceeds of approximately $27.7 million from its initial public offering of 2,975,625 shares of common stock to eligible depositors. The growth in total assets was primarily due to receipt of proceeds from the stock offering and is reflected in total cash and cash equivalents. The increase in equity from $28.0 million at December 31, 2005 to $53.7 million at December 31, 2006 was primarily due to the initial public offering.

“The current interest rate environment has resulted in paying higher interest rates on our deposit accounts, which has had a negative impact on our earnings” stated David C. Mancuso, President and Chief Executive Officer. “Our strategy is to focus on increased growth in residential and commercial lending to offset the additional interest expense in our deposit portfolio.”

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	December 31,	December 31,
	2006	2005
	(Unaudited)
	(Dollars In Thousands)
Total assets	$354,234	$333,724
Cash and cash equivalents	18,682	12,053
Securities available for sale	107,867	94,082
Loans receivable, net	205,677	206,160
Deposits	249,637	250,890
Short-term borrowings	10,605	11,205
Long-term debt	32,750	37,480
Equity	53,744	27,995

STATEMENTS OF INCOME

	Three Months Ended		Year Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
	(In Thousands)		(In Thousands)
Total Interest Income	$4,451	$4,110	$17,774	$15,956
Total Interest Expense	2,151	1,775	8,045	6,426

Net Interest Income	2,300	2,335	9,729	9,530

Provision for Loan Losses	103	0	158	20

Net interest income after provision for loan losses	2,197	2,335	9,571	9,510
Noninterest income	488	446	1,805	1,847
Noninterest expense	2,113	2,222	8,646	8,350

Income before income taxes	572	559	2,730	3,007
Income tax	195	80	911	953

Net income	$377	$479	$1,819	$2,054
Basic earnings per common share since conversion	$0.06	$—	$—	$—

SELECTED FINANCIAL RATIOS:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Return on average assets	0.44%	0.58%	0.52%	0.62%
Return on average equity	2.76%	6.87%	4.05%	7.44%
Average interest-earning assets to average interest-bearing liabilities	107.25%	107.86%	116.16%	107.51%
Interest rate spread	2.41%	2.84%	2.60%	2.93%
Net interest margin	2.88%	3.02%	3.00%	3.09%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070